Exhibit 10.17

UNITED STATES DISTRICT COURT

WESTERN DISTRICT OF TEXAS

IN Re MOTIVE, INC. SECURITIES LITIGATION	: : :	Civil Action No. A-05-CV-923-LY

STIPULATION AND AGREEMENT OF PARTIAL SETTLEMENT

This Stipulation and Agreement of Partial Settlement dated December 6, 2007 (the “Stipulation”), is made and entered into pursuant to Rule 23 of the Federal Rules of Civil Procedure by and among Lead Plaintiffs Lisa St. Aubin, Sara Jackson and the City of Bethleham Aggregated Pension Fund (“Lead Plaintiffs”), on behalf of themselves and the Class (as defined below), and defendants Motive, Inc. (“Motive” or the “Company”), Scott L. Harmon (“Harmon”), Paul M. Baker (“Baker”), R. Logan Wray (“Wray”), Eric J. Jones (“Jones”), Michael LaVigna (“LaVigna”), Michael J. Maples (“Maples”), Thomas Meredith (“Meredith”), David Sikora (“Sikora”) and John D. Thornton (“Thornton”) (collectively, the “Settling Defendants”), by and through their respective counsel (together Lead Plaintiffs and the Settling Defendants are the “Settling Parties”). This partial settlement (the “Settlement”) specifically does not discharge or release any claims that Lead Plaintiffs or the Class have against Motive’s former outside auditor, non-settling defendant Ernst & Young (“E&Y”). The Settling Defendants and E&Y are collectively referred to hereinafter as the “Defendants.”

HISTORY OF THE LITIGATION

A. On or after November 1, 2005, the following five actions were filed against Motive and certain of its officers and directors in the United States District Court for the Western District of Texas: Laurence Paskowitz v. Motive, Inc., et al., Civil Action No. 05-CV-923; John Smith v. Motive, Inc., et al., Civil Action No. 05-CV-942; Michael L. Steiner v. Motive, Inc., et al., Civil Action No. 05-CV-963; Jonathan Cheek v. Motive, Inc., et al, Civil Action No. 05-CV-970; and Allen R. Manuel v. Motive, Inc., et al, Civil Action No. 05-CV-1030;

B. On January 18, 2006, the Court entered an Order consolidating all of the above-referenced actions under the caption In re Motive, Inc. Securities Litigation, Civil Action No. 05-CV-923 (the “Action”). By the same Order, the Court appointed Lisa St. Aubin, Sara Jackson and Bethleham Aggregated Pension Fund as Co-Lead Plaintiffs (“Lead Plaintiffs”) and appointed the law firms of Federman & Sherwood and Schiffrin & Barroway, LLP1 to serve as Co-Lead Counsel and the law firm of Paul L. Smith & Associates to serve as Liaison Counsel for the Class;

C. On October 27, 2006, Lead Plaintiffs filed the Consolidated Class Action Complaint, which added Motive’s former outside auditor E&Y and Wray as defendants. Thereafter, on February 1, 2007, Lead Plaintiffs filed the Consolidated Amended Class Action Complaint (the “Complaint”), asserting (i) claims under Sections 11, 12(a)(2) and 15 of the Securities Act of 1933, as amended (the “Securities Act”) against Motive, Harmon, Baker, Jones, LaVigna, Maples, Meredith, Sikora, Thornton and E&Y, and (ii) claims under Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 (the “Exchange Act”), and Rule 10b-5 promulgated thereunder by the United States Securities and Exchange Commission (“SEC”), against Motive, Harmon, Baker, Wray and E&Y. The Complaint alleged that, during the period June 24, 2004 through October 26, 2005, inclusive (the “Class Period”), the Defendants, in connection with Motive’s June 2004 initial public offering (“IPO”) and during the Company’s first year as a publicly traded entity, issued materially false and misleading statements regarding

[1]	Schiffrin & Barroway, LLP has since changed its name to Schiffrin Barroway Topaz & Kessler, LLP.

the Company’s operations and financial condition. The Complaint further asserted that, as a result of Defendants’ alleged conduct, the price of Motive common stock was artificially inflated, causing damage to Lead Plaintiffs and the other members of the Class (defined below) who purchased or otherwise acquired Motive common stock during the Class Period;

D. On April 18, 2007, the Defendants filed motions to dismiss the Complaint. Lead Plaintiffs filed an omnibus memorandum in opposition to Defendants’ motions to dismiss on July 9, 2007. Defendants filed reply memoranda in support of their motions to dismiss on August 30 and 31, 2007. Defendants’ motions to dismiss were subsequently withdrawn without prejudice to Defendants refiling same;

E. Lead Plaintiffs and the Settling Defendants, by and through their respective counsel, began discussing a possible resolution of the Action during the Summer of 2007 and participated in a formal mediation with the assistance of the Honorable Edward A. Infante (ret.) on October 8, 2007. At this mediation, the Settling Parties reached a tentative agreement to settle the Action;

F. The Settling Defendants have denied and continue to deny that they have committed any act or omission giving rise to any liability and/or violation of law. Nonetheless, the Settling Defendants are entering into this Settlement to eliminate the burden and expense of further litigation, and therefore, have determined that it is desirable that the Action be fully and finally settled in the manner and upon the terms and conditions set forth in this Stipulation. The Settling Parties to this Stipulation recognize that the Action is being voluntarily settled after extensive arm’s-length negotiation and after advice of counsel, and that the terms of the Settlement are fair, adequate and reasonable;

G. Co-Lead Counsel have conducted an extensive investigation relating to the claims and the underlying events and transactions alleged in the Complaint. Co-Lead Counsel’s investigation included, inter alia: (i) review and analysis of public filings by Motive with the SEC; (ii) review and analysis of press releases, public statements, news articles and other publications disseminated by or concerning the systems management software industry, Motive and the individual defendants; (iii) review and analysis of Motive’s analyst conference calls; (iv) review and analysis of securities analysts’ reports concerning Motive; (v) review and analysis of other publicly available information concerning Motive and the individual defendants; (vi) interviews with individuals, including former Motive employees, who claim to have knowledge about the Company’s activities during the relevant time period; (vii) consultations with accounting, audit and damages experts; and (viii) research of the applicable law with respect to the claims asserted in the Action and the potential defenses thereto; and

H. Based upon the investigation and negotiations as set forth above, Co-Lead Counsel have concluded that the terms and conditions of this Stipulation are fair, reasonable and adequate to Lead Plaintiffs and the Class, and in their best interests, and have agreed to settle the claims raised in the Action pursuant to the terms and provisions of this Stipulation, after considering, among other things (i) the benefits that Lead Plaintiffs and the members of the Class will receive from settlement of the Action and (ii) the attendant risks of litigation; and (iii) the difficulties, expense and delays inherent in such litigation.

NOW, THEREFORE, IT IS HEREBY STIPULATED AND AGREED by and among Lead Plaintiffs (individually and on behalf of each of the Class Members), and the Settling Defendants, by and through their respective counsel of record, that, subject to the approval of the Court, the Action and the Released Claims (defined below) shall be finally and fully compromised, settled and released, and the Action shall be dismissed with prejudice, upon and subject to the terms and conditions of the Stipulation, as follows:

TERMS AND CONDITIONS OF SETTLEMENT

1.	Definitions

As used in the Stipulation, the following terms have the meanings specified below:

1.1 “Authorized Claimant” means a Class Member (as defined below), who submits a timely and valid Proof of Claim and Release form to the Claims Administrator (as defined below).

1.2 “Claims Administrator” means A.B. Data, Ltd.

1.3 “Class” or “Class Member” means all persons and entities who purchased or otherwise acquired the common stock of Motive between June 24, 2004 and October 26, 2005, inclusive. Excluded from the Class are the Settling Defendants, the officers and directors of the Company, at all relevant times, members of their immediate families and their legal representatives, heirs, successors and assigns and any affiliates or entities in which the Settling Defendants have or had a controlling interest.

1.4 “Class Period” means the period between June 24, 2004 and October 26, 2005, inclusive.

1.5 “Co-Lead Counsel” means the law firms of Schiffrin Barroway Topaz & Kessler, LLP and Federman & Sherwood.

1.6 “Defendants” means, collectively, Motive, Inc., Scott L. Harmon, Paul M. Baker, R. Logan Wray, Eric J. Jones, Michael LaVigna, Michael J. Maples, Thomas Meredith, David Sikora, John D. Thornton, and E&Y.

1.7 “District Court” or “Court” means the United States District Court for the Western District of Texas.

1.8 “Effective Date of Settlement” or “Effective Date” means the first date by which all of the events and conditions specified in ¶9.1 of the Stipulation have occurred.

1.9 “Ernst & Young” or “E&Y” means Defendant Ernst & Young.

1.10 “Escrow Agent” means JP Chase Morgan Bank, N.A.

1.11 “Escrow Agreement” means that certain Escrow Agreement to be entered into by and between the Escrow Agent and Co-Lead Counsel, on behalf of Lead Plaintiffs, pursuant to which the Escrow Agent shall hold the Settlement Shares and the Settlement Cash.

1.12 “Final” means: (i) if no appeal is timely filed, the expiration date of the time for the filing or noticing of an appeal from the Order and Final Judgment, or (ii) if an appeal is timely filed: (a) the later of the date of final affirmance of the Order and Final Judgment on appeal, the expiration of the time for a petition for a writ of certiorari to review the affirmance, a denial of certiorari that has been timely sought or, if certiorari is granted, the date of final affirmance of the Order and Final Judgment following review pursuant to that grant, or (b) the date of final dismissal of any appeal from the Order and Final Judgment or the final dismissal of any proceeding on certiorari to review the Order and Final Judgment.

1.13 “Final Settlement Approval” means an order by the United States District Court for the Western District of Texas finally approving the terms of this Stipulation pursuant to FED.R.CIV.P. 23(e)(l)(A).

1.14 “Lead Plaintiffs” means Lisa St. Aubin, Sara Jackson and the City of Bethleham Aggregated Pension Fund.

1.15 “Notice” means the Notice of Pendency of Class Action and Proposed Partial Settlement of Class Action and Complete Settlement of Derivative Action and Motion for Attorneys’ Fees and Expenses which is to be sent to members of the Class, substantially in the form attached hereto as Exhibit A-1.

1.16 “Notice Order” means the order preliminarily approving the Settlement and directing notice thereof to the Class, substantially in the form attached hereto as Exhibit A.

1.17 “Order and Final Judgment” means the order to be rendered by the Court approving the Settlement, substantially in the form attached hereto as Exhibit B.

1.18 “Person” means an individual, corporation, partnership, limited partnership, association, joint stock company, estate, legal representative, trust, unincorporated association, government or any political subdivision or agency thereof, and any business or legal entity and their spouses, heirs, predecessors, successors, representatives, or assignees.

1.19 “Plaintiffs” means, collectively, Lead Plaintiffs and the members of the Class.

1.20 “Plaintiffs’ Counsel” means any counsel representing any Plaintiff in this Action.

1.21 “Preliminary Settlement Approval” means an order by the United States District Court for the Western District of Texas preliminarily approving the terms of this Stipulation and ordering that notice be issued to the Class pursuant to FED.R.CIV.P. 23(e)(l)(B).

1.22 “Proof of Claim” means the proposed Proof of Claim and Release form substantially in the form attached hereto as Exhibit A-2.

1.23 “Publication Notice” means the Summary Notice of Proposed Partial Settlement of Class Action and Complete Settlement of Derivative Action and Settlement Hearing for publication substantially in the form attached hereto as Exhibit A-3.

1.24 “Released Claims” means all claims (including “Unknown Claims” as defined in ¶1.32 hereof), demands, rights, liabilities, and causes of action of every nature and description whatsoever, whether known or unknown, whether or not concealed or hidden, asserted or that could have been asserted by Lead Plaintiffs or any Class Member against the Released Persons, including without limitation, claims for negligence, gross negligence, breach of fiduciary duty, violation of any state or federal securities laws, or violations or any other state or federal statutes, rules or regulations, arising out of, or relating to, or in connection with the facts, transactions, events, occurrences, disclosures, statements, omissions or failures to act which were asserted or could have been asserted in this Action, and which relate to the purchase or acquisition of Motive common stock during the Class Period. Released Claims shall not include any claims that Lead Plaintiffs or any Class Member may have against E&Y.

1.25 “Released Persons” means each and all of the Settling Defendants and their respective past or present directors, officers, employees, partners, insurers, co-insurers, reinsurers, agents, representatives, controlling shareholders, attorneys, investment advisors, investment bankers, personal or legal representatives, predecessors, successors, parents, subsidiaries, divisions, joint ventures, assigns, spouses, heirs, related or affiliated entities, any entity in which a Settling Defendant has a controlling interest, any retirement plans, any members of a Settling Defendant’s immediate family, or any trust of which a Settling Defendant is the settlor of or which is for the benefit of a Settling Defendant’s family, provided, however, that Released Persons shall specifically not include E&Y or any agent or employee of E & Y.

1.26 “Released Settling Defendants’ Claims” means any and all claims, rights or causes of action or liabilities whatsoever, whether based on federal, state, local, statutory or common law or any other law, rule or regulation, including both known claims and Unknown

Claims, that have been or could have been asserted in the Action or any forum by the Settling Defendants or any of them or the successors and assigns of any of them against Lead Plaintiffs, any Class Member, Co-Lead Counsel, or any Plaintiffs’ Counsel, which arise out of or relate in any way to the institution, prosecution, or settlement of the Action (except for claims to enforce the Settlement).

1.27 “Settlement” means the partial settlement contemplated by this Stipulation.

1.28 “Settlement Fund” means (i) the principal amount of $7 million in cash (the “Settlement Cash”) plus all interest earned thereon, plus (ii) 2.5 million shares of Motive common stock issued pursuant to and in accordance with Section 3(a)(10) of the Securities Act and, if applicable, provisions of the Texas Securities Act (the “Settlement Stock”).

1.29 “Settling Defendants” means, collectively, Motive, Inc., Scott L. Harmon, Paul M. Baker, R. Logan Wray, Eric J. Jones, Michael LaVigna, Michael J. Maples, Thomas Meredith, David Sikora and John D. Thornton.

1.30 “Settling Defendants’ Counsel” means Wilson Sonsini Goodrich & Rosati, P.C., Fulbright & Jaworski L.L.P. and Akin Gump Strauss Hauer & Feld LLP.

1.31 “Settling Parties” means each of the Settling Defendants and the Lead Plaintiffs, on behalf of themselves and the Class Members. Settling Parties specifically does not include E&Y or any agent or employee of E & Y.

1.32 “Unknown Claims” means (i) all claims, demands, rights, liabilities, and causes of action of every nature and description which Lead Plaintiffs or any Class Member does not know or suspect to exist in his, her or its favor at the time of the release of the Released Persons which, if known by him, her or it, might have affected his, her or its settlement with and release of the Released Persons, of might have affected his, her or its decision not to object to the Settlement;

and (ii) all claims, demands, rights, liabilities, and causes of action of every nature and description which any Settling Defendant does not know or suspect to exist in his, her or its favor at the time of the release of the Released Settling Defendants’ Claims which, if known by him, her or it, might have affected his, her or its settlement and release of the Released Settling Defendants’ Claims. With respect to any and all Released Claims and Released Settling Defendants’ Claims, the Settling Parties stipulate and agree that, upon the Effective Date, the Settling Parties shall expressly waive, and each Class Member shall be deemed to have waived, and by operation of the Order and Final Judgment shall have expressly waived, any and all provisions, rights and benefits of common law, which are similar, comparable or equivalent to California Civil Code §1542, which provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

The Settling Parties or the Class Members may hereafter discover facts in addition to or different from those which he, she or it now knows or believes to be true with respect to the subject matter of the Released Claims or the Released Settling Defendants’ Claims, but the Settling Parties shall expressly fully, finally and forever settle and release, and each Class Member, upon the Effective Date of this Settlement, shall be deemed to have, and by operation of the Order and Final Judgment shall have, fully, finally, and forever settled and released, any and all Released Claims and Released Settling Defendants’ Claims. The Settling Parties acknowledge, and each of the Class Members by operation of law shall be deemed to have acknowledged, that the inclusion of “Unknown Claims” in the definition of Released Claims and Released Settling Defendants’ Claims was separately bargained for and was a key element of the Settlement.

2.	The Settlement Consideration

(a)	Settlement Cash

2.1 Within ten (10) business days after Preliminary Settlement Approval, and subject to receipt from Co-Lead Counsel of full and complete wiring instructions and an executed form W-9 for the owner of the account into which the transfer of settlement funds is to be made, the Settling Defendants shall pay, or cause to be paid, Seven Million Dollars ($7,000,000) in cash (the “Settlement Cash”) into an interest-bearing escrow account managed by the Escrow Agent for the benefit of the Class.

(b)	Settlement Stock

2.2 Within five (5) business days after the Court has entered the Order and Final Judgment, Motive shall cause 2.5 million shares of Motive common stock, issued pursuant to and in accordance with Section 3(a)(10) of the Securities Act and applicable provisions of the Texas Securities Act, and evidenced by a certificate registered in the name of the Motive Securities Litigation Settlement Fund, and containing the restrictive legends contemplated by 2.3 below, to be delivered to the Escrow Agent and shall be held thereby in accordance with the provisions of 2.3 below and the Escrow Agreement. The number of shares of Settlement Stock issuable and deliverable under this 2.2 shall be adjusted to give effect to any stock split, stock dividend, recapitalization, subdivision, reclassification, combination, share exchange or similar transaction with respect to the outstanding common stock of Motive that occurs prior to the issuance and delivery of such shares to the Escrow Agent. In the event that Motive’s common stock has been converted into or exchanged for cash and/or other assets or securities (collectively, “Merger Consideration”), in connection with a merger, consolidation, reorganization, asset sale, dissolution, tender offer or similar transaction that occurs prior to the appointed time for delivery of the Settlement Stock to the Escrow Agent under this 2.2, Motive’s obligation under this 2.2 shall thereupon automatically become an obligation to deliver to the Escrow Agent that portion of the Merger Consideration into which 2.5 million shares of Motive common stock shall have been converted or exchanged in connection with such transaction.

2.3 The Settlement Stock shall be duly and validly issued, fully paid, non-assessable and free from all liens and encumbrances, other than those restrictions and conditions that are set forth in this Stipulation, and the Settling Parties stipulate and request the Court to find and order in the Order and Final Judgment, among other things, that the Settlement Stock is exempt from registration under Section 3(a)(10) of the Securities Act and applicable provisions of the Texas Securities Act. The Settlement Stock shall be held by the Escrow Agent, as agent for the Class, in accordance with the terms and conditions of this Stipulation and the Escrow Agreement and, notwithstanding anything to the contrary herein or therein, may not be transferred or assigned by the Escrow Agent in any manner whatsoever except upon the occurrence, if ever, of the following events: (1) at such time, if any, as Motive’s common stock shall again be listed or otherwise admitted to trading on a national securities exchange such that Motive’s common stock shall again be a “covered security,” as defined in The National Securities Markets Improvement Act of 1996 (“NSMIA”), and thus entitled to the federal preemption of state securities laws provided for in such Act, the Escrow Agent may distribute any then remaining shares of Settlement Stock to the Authorized Claimants in accordance with procedures set forth elsewhere in this Stipulation and the instruction of Co-Lead Counsel, consistent with this Stipulation; or (2) at such time, if any, as the Settlement Stock may be converted (upon a merger, consolidation, reorganization, asset sale, dissolution, tender offer or similar transaction involving Motive) into cash or other assets or securities that qualify as a “covered security,” as defined in NSMIA, the Escrow Agent may distribute the cash or other assets or securities to the Authorized

Claimants in accordance with the procedures set forth elsewhere in this Stipulation, provided, however, that if the Settlement Stock is converted (whether before or after its delivery to the Escrow Agent under 2.2) into Merger Consideration, the Escrow Agent may not transfer or assign any of the cash and/or securities unless and until the Settlement has become Final in accordance with 9.1 hereof. The certificate issued by Motive to evidence the Settlement Stock shall contain a restrictive legend setting forth the foregoing transfer restrictions and noting that the Settlement Stock is being held by the Escrow Agent in its capacity as such pursuant to and in accordance with this Stipulation and the Escrow Agreement.

(c)	Confirmatory Discovery

2.4 The Settling Defendants have produced to Co-Lead Counsel all documents Motive produced to the SEC in connection with the SEC inquiry and/or investigation the Company announced on or about November 14, 2005. The Settling Defendants have also made available for interviews by Co-Lead Counsel Paul M. Baker, the former Chief Financial Officer of Motive, and Mike Fitzpatrick, the current Chief Financial Officer of Motive.

(d)	The Escrow Agent

2.5 The Escrow Agent may invest the Settlement Cash in instruments with maturities of less than one year backed by the full faith and credit of the United States Government or fully insured by the United States Government and shall reinvest the proceeds of these instruments as they mature in similar instruments at their then-current market rates.

2.6 The Escrow Agent shall not disburse the Settlement Cash or the Settlement Stock except as provided in this Stipulation, the Escrow Agreement or by an order of the Court following joint notice by Co-Lead Counsel, or with the written agreement of counsel for the Settling Defendants and their insurer.

2.7 Subject to further order and/or direction as may be made by the Court, the Escrow Agent is authorized to execute such transactions on behalf of the Class Members as are consistent with the terms of this Stipulation, subject, however, to the transfer restrictions on the Settlement Shares set forth in ¶2.3 of this Stipulation.

2.8 The Settlement Fund held by the Escrow Agent shall be deemed and considered to be in custodia legis of the Court, and shall remain subject to the jurisdiction of the Court, until such time as the Settlement Fund shall be distributed pursuant to this Stipulation and/or further order(s) of the Court.

2.9 Following receipt of the Settlement Cash pursuant to ¶2.1 hereof, the Escrow Agent may establish a “Class Notice and Administration Fund,” and may deposit up to $100,000 from the Settlement Cash into the Class Notice and Administration Fund. The Class Notice and Administration Fund may be used by Co-Lead Counsel to pay costs and expenses reasonably and actually incurred in connection with providing notice to the Class, locating Class Members, soliciting claims by Class Members, assisting with the filing of claims by Class Members, administering and distributing the Net Settlement Fund to Authorized Claimants, processing Proofs of Claim, and paying escrow fees and costs, if any (“Notice and Administration Costs”) without further authorization. The Class Notice and Administration Fund may also be invested and earn interest as provided for in ¶2.5 of this Stipulation. Notice and Administration Costs that exceed $100,000 may be paid from the Settlement Fund only after the Effective Date upon Co-Lead Counsel’s authorization and without further order of the Court or approval of the Settling Defendants.

3.	Taxes

3.1 (a) The Settling Parties, and the Escrow Agent agree to treat the Settlement Fund as being at all times a “qualified settlement fund” within the meaning of Treas. Reg. §1.468B-1. In addition, A.B. Data shall timely make such elections as may be necessary or advisable to carry out the provisions of this ¶3.1, including the “relation-back election” (as defined in Treas. Reg. §1.468B-1) back to the earliest permitted date. Such elections shall be made in compliance with the procedures and requirements contained in such regulations.

(b) For the purpose of §1.468B of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, the “administrator” shall be A.B. Data. A.B. Data shall timely and properly file all informational and other tax reports and returns necessary or advisable with respect to the Settlement Fund (including without limitation the returns described in Treas. Reg. §1.468B-2(k)). Such returns (as well as the elections described in ¶3.1(a) hereof) shall be consistent with this ¶3.1 and in all events shall reflect that all Taxes (including but not limited to any federal, state, or local Taxes, and any estimated Taxes, interest, or penalties) on the income earned by the Settlement Fund shall be paid out of the Settlement Fund as provided in ¶3.1(c) hereof.

(c) All (i) taxes on the income of the Settlement Fund; and (ii) expenses and costs incurred in connection with the taxation of the Settlement Fund (including, without limitation, expenses of tax attorneys and accountants) (collectively, “Taxes”) shall be paid out of the Settlement Cash, shall be considered to be a cost of administration of the Settlement and shall be timely paid by A.B. Data without prior order of the Court. A.B. Data shall be obligated (notwithstanding anything herein to the contrary) to withhold from distribution to Authorized Claimants any funds necessary to pay such amounts including the establishment of adequate reserves for any Taxes (as well as any amounts that may be required to be withheld under Treas. Reg. §1.468B-2(1)(2)). The Settling Defendants and the Released Persons shall have no liability or responsibility for the payment of any Taxes. The Settlement Fund shall indemnify and hold each of the Settling Defendants and Released Persons harmless for any Taxes (including, without limitation, Taxes payable by reason of any payment made to or for the benefit of the Class hereunder, and Taxes payable by reason of any such indemnification). The Settling Parties agree to cooperate with the Escrow Agent and A.B. Data, each other, and their tax attorneys and accountants to the extent reasonably necessary to carry out the provisions of this ¶3.1.

(d) For the purpose of this ¶3.l, references to the Settlement Fund shall include both the Settlement Fund and the Class Notice and Administration Fund and shall also include any earnings thereon.

4.	Notice Order and Settlement Hearing

4.1 As soon as practicable following execution of the Stipulation, Co-Lead Counsel shall submit the Stipulation together with its exhibits to the Court and shall apply for entry of an order (the “Notice Order”), substantially in the form of Exhibit A hereto, requesting, inter alia, Preliminary Settlement Approval and approval for the mailing of a settlement notice (the “Notice”) and publication of a summary notice, substantially in the forms of Exhibits A-l and A-3 attached hereto. The Notice shall include the general terms of the Settlement, the proposed Plan of Allocation, the general terms of the Fee and Expense Application (as defined in ¶8.l below), and the date of the Settlement Hearing (as defined in ¶4.2 below).

4.2 Co-Lead Counsel shall request that, after notice is given to the Class, the Court hold a hearing (the “Settlement Hearing”) and provide Final Settlement Approval for the Action with respect to the Settling Parties as set forth herein. At or after the Settlement Hearing, Co-Lead Counsel also will request that the Court approve the proposed Plan of Allocation and the Fee and Expense Application.

4.3 The Settling Parties intend that the Settlement Stock shall be subject to the availability of the exemption from registration under Section 3(a)(10) of the Securities Act and shall not be subject to registration or qualification under applicable provisions of the Texas Securities Act. As a result: (i) the Settlement Hearing shall include a hearing on the fairness of the terms and conditions of this Stipulation and the issuance of the Settlement Stock issued pursuant hereto; (ii) all Persons to whom any Settlement Stock is to be issued must receive notice of the Settlement Hearing and of the right to be heard at such hearing; (iii) the Court must be advised prior to the hearing that registration of the Settlement Stock under the Securities Act, as amended, will not be required by virtue of the approval of this Stipulation and the issuance of the Settlement Stock; and (iv) in the Settlement Hearing, the Court shall rule on the fairness of the terms and conditions of this Stipulation and the issuance of the Settlement Stock.

5.	Releases

5.1 The obligations incurred pursuant to this Stipulation shall be in full and final disposition of the Action, any and all Released Claims against all Released Persons, and any and all Released Settling Defendants’ Claims.

5.2 Upon the Effective Date of this Settlement, Lead Plaintiffs and each of the Class Members shall be deemed to have, and by operation of the Order and Final Judgment shall have, fully, finally, and forever released, relinquished and discharged all Released Claims against the Released Persons, whether or not such Class Member executes and delivers a Proof of Claim and Release Form.

5.3 Excluding Class Members who timely and validly opt out of the Settlement, all Class Members shall be bound by the releases set forth in the Order and Final Judgment whether or not they submit a valid and timely Proof of Claim and Release, and shall forever be enjoined from prosecuting the Released Claims.

5.4 Upon the Effective Date of this Settlement, each of the Released Persons, on behalf of themselves and their successors and assigns, shall also release and forever discharge each and every of the Released Settling Defendants’ Claims, and shall forever be enjoined from prosecuting the Released Settling Defendants’ Claims.

6.	Administration and Calculation of Claims, Final Awards, and Supervision and Distribution of Settlement Fund

6.1 The Claims Administrator, subject to such supervision and direction of the Court and/or Co-Lead Counsel as may be necessary or as circumstances may require, shall administer and calculate the claims submitted by Class Members and shall oversee distribution of the Net Settlement Fund, subject to the transfer restrictions on the Settlement Stock set forth in ¶2.3 hereof, to Authorized Claimants.

6.2 The Settling Defendants and Released Persons shall have no liability, obligation or responsibility for the administration of the Settlement or the distribution of the Net Settlement Fund, except for: (i) the funding obligations as set forth in ¶¶2.1 and 2.2 herein; and (ii) to provide the Claims Administrator Motive’s transfer agent’s transfer records showing last known names and addresses of record transferees of Motive common stock during the Class Period for purpose of giving direct mail notices to Class Members within three (3) calendar days of entry of the Notice Order. The Settling Defendants shall provide this information at no cost to Co-Lead Counsel, Lead Plaintiffs or the Class.

6.3 Subject to the transfer restrictions on the Settlement Stock set forth in ¶2.3 hereof, the Settlement Fund shall be applied as follows:

(a) to pay Co-Lead Counsel’s attorneys’ fees and expenses with interest thereon (the “Fee and Expense Award”);

(b) to pay all the costs and expenses reasonably and actually incurred in connection with providing notice to the Class, locating Class Members, soliciting claims by Class Members, assisting with the filing of claims by Class Members, administering and distributing the Net Settlement Fund to Authorized Claimants, processing Proof of Claim and Release forms, and paying escrow fees and costs, if any;

(c) to pay the Taxes described in ¶3.1 hereof, and escrow fees and costs; and

(d) to distribute the amount of the Settlement Fund remaining after the payments described in (a) through (c) above (the “Net Settlement Fund”) to Authorized Claimants as allowed by this Stipulation, the Escrow Agreement, the Plan of Allocation and the Court.

6.4 Upon the Effective Date and thereafter, and in accordance with the terms of this Stipulation, the Escrow Agreement, the Plan of Allocation, or such further approval and further order(s) of the Court as may be necessary or as circumstances may require, the Net Settlement Fund shall be distributed to Authorized Claimants, subject to and in accordance with ¶¶6.5-6.8 hereof.

6.5 Within one hundred twenty (120) days after the mailing of the Notice or such other time as may be set by the Court, each Person claiming to be an Authorized Claimant shall be required to submit to the Claims Administrator a completed Proof of Claim, substantially in the form of Exhibit A-2 attached hereto, signed under penalty of perjury and supported by such documents as are specified in the Proof of Claim and as are reasonably available to the Authorized Claimant.

6.6 Except as otherwise ordered by the Court, all Class Members who fail to timely submit a Proof of Claim within such period, or such other period as may be ordered by the Court, or otherwise allowed, shall be forever barred from receiving any payments pursuant to the Stipulation and the Settlement set forth herein, but will in all other respects be subject to and bound by the provisions of the Stipulation, the releases contained herein, and the Order and Final Judgment. Notwithstanding the foregoing, Co-Lead Counsel may, in their discretion, accept for processing late submitted claims so long as the distribution of the Net Settlement Fund to Authorized Claimants is not materially delayed.

6.7 The Net Settlement Fund shall be distributed to the Authorized Claimants substantially in accordance with a Plan of Allocation to be described in the Notice and approved by the Court. The Settling Defendants take no position with respect to the Plan of Allocation or such other plan of allocation as may be approved by the Court and shall have no responsibility or liability whatsoever with respect to such plan of allocation.

(a) Each Authorized Claimant shall be allocated a pro rata share of the Net Settlement Fund based on his, her or its claim compared to the claims of all Authorized Claimants. Co-Lead Counsel shall have the discretion to request the Court to preclude recovery by Authorized Claimants who will receive less than $10.00 as their pro rata share of the Net Settlement Fund. The Settling Defendants shall have no interest in the Settlement Fund from and after the Effective Date, including any interest accrued on such funds from the date deposited into the Escrow Account. The Settling Defendants shall have no involvement in or responsibility for reviewing or challenging the distributions of the proceeds of the Net Settlement Fund to Authorized Claimants.

(b) If any portion of the Net Settlement Fund remains in the Net Settlement Fund by reason of return mail, uncashed checks or otherwise, then the following steps shall be taken six (6) months after the initial distribution of the Net Settlement Fund:

(i) The Claims Administrator shall confirm that it has made all reasonable and diligent efforts to have Authorized Claimants who are entitled to participate in the distribution of the Net Settlement Fund to timely cash their distribution checks;

(ii) The Claims Administrator, proportionate to the initial distribution, shall re-distribute any unclaimed settlement proceeds, after payment of any unpaid costs or fees incurred in administering the Net Settlement Fund for such re-distribution, to Class Members who have cashed their checks and who would receive at least $10.00 from such re-distribution; and

(iii) If after six (6) months after such re-distribution any funds shall remain of the unclaimed settlement proceeds, Co-Lead Counsel shall donate any funds remaining in the Net Settlement Fund to a non-sectarian, not-for-profit 501(c)(3) organization chosen by Co-Lead Counsel and approved by the Court.

6.8 No Person shall have any claim against Lead Plaintiffs, Co-Lead Counsel or the Claims Administrator based on distributions made substantially in accordance with the Stipulation and the Settlement contained therein, the Plan of Allocation or further order(s) of the Court. No Person shall have any claim whatsoever against Settling Defendants, Settling Defendants’ Counsel, or any Released Persons arising from or related to any distributions made, or not made, from the Settlement Fund.

6.9 It is understood and agreed by the Settling Parties that any proposed Plan of Allocation of the Net Settlement Fund including, but not limited to, any adjustments to an Authorized Claimant’s claim set forth therein, is not a part of the Stipulation and is to be considered by the Court separately from the Court’s consideration of the fairness, reasonableness and adequacy of the Settlement set forth in the Stipulation, and any order or proceeding relating to the Plan of Allocation shall not operate to terminate or cancel the Stipulation or affect the finality of the Court’s Order and Final Judgment approving the Stipulation and the Settlement set forth therein, or any other orders entered pursuant to the Stipulation.

7.	Rights of Exclusion or Objection

7.1 Any Person may seek to be excluded from the Class and the Settlement provided for by this Stipulation by submitting a written request for exclusion in conformity with the requirements stated in the Notice. Any Class Member so excluded shall not be bound by the terms of the Settlement, nor entitled to any of its benefits, and shall not be bound by any Order of Final Judgment and/or other order of the Court entered herein, whether pursuant to this Stipulation or otherwise.

7.2 Any Class Member who does not exclude himself, herself or itself from the Class and the Settlement shall have the right to submit written objections concerning the Settlement, Plan of Allocation and/or Co-Lead Counsel’s application for attorneys’ fees and expenses, which objections shall state all of the reasons for the objections (e.g., a mere statement that “I object” shall not be deemed sufficient). All Persons desiring to attend the Settlement Hearing and be heard as objectors must have filed written objections as provided herein, as a condition of appearing and being heard at such hearing. Any Class Member who does not timely file a written objection pursuant to this paragraph and the Notice shall not be permitted to object at the Settlement Hearing, and shall be foreclosed from objecting to, challenging or otherwise seeking review of the Settlement, Plan of Allocation or award of attorneys’ fees and expenses by appeal or otherwise, in this Action or in any other action.

7.3 To retract or withdraw a request for exclusion, a member of the Class must file a written notice with the Claims Administrator stating the Person’s desire to retract or withdraw his, her, or its request for exclusion and that Person’s desire to be bound by any judgment or settlement in this Action; provided, however, that the filing of such written notice may be effected by Co-Lead Counsel. Co-Lead Counsel shall promptly notify Settling Defendants’ Counsel of any retraction or withdrawal of a request for exclusion.

8.	Co-Lead Counsel’s Attorneys’ Fees and Reimbursement of Expenses

8.1 Co-Lead Counsel may submit an application or applications (the “Fee and Expense Application”) for distributions to them from the Settlement Fund for an award of attorneys’ fees and reimbursement of expenses incurred in connection with prosecuting the Action, plus any interest on such attorneys’ fees and expenses at the same rate and for the same periods as earned by the Settlement Fund (until paid). Co-Lead Counsel reserve the right to make additional applications for fees and expenses incurred.

8.2 The attorneys’ fees, expenses and costs, as awarded by the Court, shall be paid to Co-Lead Counsel from the Settlement Fund, as ordered, immediately after the Court executes an order awarding such fees and expenses, regardless of any appeal filed, provided that if the Order and Final Judgment is reversed or modified on appeal, or if the fees, expenses and costs awarded are reduced or revoked following appeal, then Co-Lead Counsel and Plaintiffs’ Counsel shall within five (5) business days of such reversal or modification return to the Settlement Fund the difference between the fees, expenses and costs awarded and the fees, expenses and costs, if any, ultimately approved by any appellate court; and if the Order and Final Judgment does not become Final, then Co-Lead Counsel and Plaintiffs’ Counsel shall return to the Settlement Fund within five (5) business days of any request to do so by counsel for Motive, all fees, expenses and costs previously awarded, less amounts permitted to be and actually expended pursuant to ¶2.9 Co-Lead Counsel shall have sole discretion in the allocation of attorneys’ fees among Plaintiffs’ Counsel. The Settling Defendants shall have no responsibility or liability whatsoever with respect to such allocation of attorneys’ fees among Plaintiffs’ Counsel.

8.3 The procedure for and the allowance or disallowance by the Court of any application(s) by Co-Lead Counsel for attorneys’ fees and expenses to be paid out of the Settlement Fund are not part of the Settlement, and are to be considered by the Court separately from the Court’s consideration of the fairness, reasonableness, and adequacy of the Settlement, and any order or proceeding relating to the Fee and Expense Application, or any appeal from any order relating thereto or reversal or modification thereof, shall not operate to terminate or cancel the Stipulation, or affect or delay the finality of the Order and Final Judgment approving the Settlement.

9.	Conditions of Settlement, Effect of Disapproval, Cancellation or Termination

9.1 The Effective Date of the Stipulation shall be the date upon which all of the following shall have occurred:

(a) approval of the Settlement by the Company’s Board of Directors or a duly appointed and acting special committee thereof;

(b) funding in conformity with ¶2.1 hereof;

(c) the Court has held a hearing on the fairness of the terms and conditions of this Stipulation and the issuance of the Settlement Stock issued pursuant hereto;

(d) all Persons to whom any Settlement Stock is to be issued receive notice of the Settlement Hearing and of the right to be heard at such hearing;

(e) the Court approves the fairness of the terms and conditions of the Settlement and the issuance of the Settlement Stock to the Escrow Agent and also approves the restrictions on the actual transfer, distribution or assignment of the Settlement Stock by the Escrow Agent;

(f) the Court has entered the Notice Order, as required by ¶4.l hereof;

(g) the Court has entered the Order and Final Judgment or a judgment substantially similar in all material respects to the Order and Final Judgment attached hereto as Exhibit B;

(h) the Order and Final Judgment has become Final; and

(i) funding in conformity with ¶2.2 hereof;

9.2 Simultaneously herewith, Motive and the Lead Plaintiffs (individually and on behalf of the Class) have entered into a “Supplemental Agreement Regarding Requests for Exclusion” setting forth, among other things, certain conditions under which this Stipulation may be withdrawn or terminated by Motive. The Supplemental Agreement Regarding Requests for Exclusion shall not be filed prior to the Settlement Hearing unless a dispute arises as to its terms or Motive exercises its rights thereunder. In the event of a withdrawal from this Stipulation by Motive pursuant to the Supplemental Agreement Regarding Requests for Exclusion, this Stipulation shall become null and void and of no further force and effect and the provisions of 9.5 hereof shall apply.

9.3 Upon the occurrence of all of the events referenced in ¶9.1, any and all remaining interest or right of Settling Defendants in or to the Settlement Fund, if any, shall be absolutely and forever extinguished. If all of the conditions specified in ¶9.1 hereof are not met, then the Stipulation shall be canceled and terminated subject to ¶9.4 hereof unless Co-Lead Counsel and Settling Defendants’ Counsel mutually agree in writing within thirty (30) days of their receipt of notice of any failed condition to proceed with the Stipulation.

9.4 Except as otherwise provided herein, in the event the Settlement is terminated or fails to become effective for any reason, then the Settling Parties shall be deemed to have reverted to their respective status in the Action immediately prior to October 8, 2007 and, except as otherwise expressly provided, the Settling Parties shall proceed in all respects as if this Stipulation and any related orders had not been entered, and any portion of the Settlement Fund previously paid by the Settlement Defendants, together with any interest earned on the Settlement Cash, (i) less any Taxes due with respect to such income, and (ii) less costs of administration and notice actually incurred whether paid or not paid but in an amount not to exceed $100,000 (the “Returned Settlement Cash”), shall be returned within ten (10) business days to the Settling Defendants. Within two (2) business days of receiving the Returned Settlement Cash, the Settling Defendants shall return to any entity that contributed to the Settlement Cash that percentage of the total Returned Settlement Cash that equals the percentage of the total Settlement Cash paid by the contributing entity, together with any interest earned thereon.

10.	Class Certification

For settlement purposes only, the Settling Defendants shall consent to: (i) the certification of this Action as a class action pursuant to Rules 23(a) and (b)(3) of the Federal Rules of Civil Procedure, on behalf of the Class as defined herein; and (ii) the certification of the Lead Plaintiffs as the Class Representatives. Such certification shall be conditioned on the Final approval and effectiveness of this Settlement.

11.	Limitations On Subsequent Claims Against Released Persons

11.1 The proposed Order and Final Judgment shall contain the following provision: “In accordance with Section 21D-4(f)(7)(A) of the Private Securities Litigation Reform Act of 1995, 15 U.S.C. §78u-4(f)(7)(A) (the ‘PSLRA’): (i) E&Y is hereby permanently barred, enjoined, and restrained from commencing, prosecuting, or asserting any claim for contribution or indemnification against any Released Person based upon, relating to, or arising out of the Released Claims; and (ii) the Released Persons are hereby permanently barred, enjoined, and restrained from commencing, prosecuting, or asserting any claim for contribution or indemnification against E&Y based upon, relating to, or arising out of the Released Claims. In the event of a final verdict or judgment in this Action against E&Y, the judgment reduction provision provided for in the PSLRA, Section 21D-4(f)(7)(B), 15 U.S.C. § 78u-4(f)(7)(B), shall also apply.”

12.	No Admission of Wrongdoing

This Stipulation and all negotiations, statements, and proceedings in connection herewith shall not, in any event, be construed or deemed to be evidence of an admission or concession on the part of the Lead Plaintiffs, any Settling Defendant, any member of the Class, or any other Person, of any liability or wrongdoing by them, or any of them, and shall not be offered or received in evidence in any action or proceeding (except an action to enforce this Stipulation and settlement contemplated hereby), or be used in any way as an admission, concession, or evidence of any liability or wrongdoing of any nature, and shall not be construed as, or deemed to be evidence of, an admission or concession that Lead Plaintiffs, any member of the Class, or any other Person, has or has not suffered any damage, or as an admission or concession that this Action may be properly certified as a class action.

13.	Miscellaneous Provisions

13.1 Lead Plaintiffs, on behalf of the Class Members and their respective heirs and assigns, acknowledge and agree that in entering into this Stipulation and agreeing to the settlement terms contemplated herein, Lead Plaintiffs have not relied, and are not relying, on any information, statements, assurances, representations or warranties (written or oral) provided or made by or on behalf of Motive with respect to the present or future value or related attributes of Motive or the Settlement Stock.

13.2 The Settling Parties: (a) acknowledge that it is their intent to consummate this Stipulation; and (b) agree to cooperate to the extent reasonably necessary to effectuate and implement all terms and conditions of the Stipulation.

13.3 All of the exhibits attached hereto are hereby incorporated by reference as though fully set forth herein.

13.4 If a case is commenced in respect to any Settling Defendant under Title 11 of the United States Code (Bankruptcy), or a trustee, receiver or conservator is appointed under any similar law, and in the event of the entry of a final order of a court of competent jurisdiction determining the transfer of money to the Settlement Fund or any portion thereof by or on behalf of such Settling Defendant to be a preference, voidable transfer, fraudulent transfer or similar transaction and any portion thereof is required to be returned, and such amount is not promptly deposited to the Settlement Fund by another Settling Defendant, then, at the election of Co-Lead Counsel, the Settling Parties shall jointly move the Court to vacate and set aside the releases given and Order of Final Judgment entered in favor of the Settling Defendants pursuant to this Stipulation, which releases and Order of Final Judgment shall be null and void, and the Settling Parties shall be restored to their respective positions in the Action immediately prior to the execution of this Stipulation and any cash amounts in the Settlement Fund shall be returned to the Settling Defendants as provided in ¶9.4 above.

13.5 The Settling Parties intend the Settlement to be a final and complete resolution of all disputes asserted or which could be asserted by the Class Members against the Released Persons with respect to the Released Claims. Accordingly, unless this Settlement does not become Final, Lead Plaintiffs, on behalf of themselves and the Class, and the Settling Defendants agree not to assert in any forum that the Action was brought by Lead Plaintiffs or defended by the Settling Defendants in bad faith or without a reasonable basis. The Settling Parties shall assert no claims of any violation of Rule 11 of the Federal Rules of Civil Procedure relating to the prosecution, defense, or settlement of the Action. The Settling Parties agree that the amount paid and the other terms of the Settlement were negotiated at arm’s-length and in good faith by the Settling Parties, and reflect a settlement that was reached voluntarily after consultation with experienced legal counsel and after a mediation with an experienced mediator.

13.6 This Stipulation may be amended or modified only by a written instrument signed by or on behalf of all Settling Parties or their respective successors-in-interest.

13.7 The headings herein are used for the purpose of convenience only and are not meant to have legal effect.

13.8 The waiver by any Settling Party of any breach of this Stipulation by any other Settling Party shall not be deemed a waiver of any other prior or subsequent breach of this Stipulation.

13.9 This Stipulation, the exhibits attached hereto, and the Supplemental Agreement Regarding Requests for Exclusion, constitute the entire agreement among the Settling Parties hereto and no representations, warranties, or inducements have been made to any Settling Party concerning the Stipulation, its exhibits, or the Supplemental Agreement Regarding Requests for Exclusion, other than the representations, warranties, and covenants contained and memorialized in such documents.

13.10 Co-Lead Counsel, on behalf of the Class, are expressly authorized by the Lead Plaintiffs to take all appropriate action required or permitted to be taken by the Class pursuant to the Stipulation to effectuate its terms and also are expressly authorized to enter into any modifications or amendments to the Stipulation on behalf of the Class which they deem appropriate.

13.11 Each counsel or other Person executing the Stipulation or any of its exhibits on behalf of any Settling Party hereto hereby warrants that such Person has the full authority to do so.

13.12 The Stipulation may be executed in one or more counterparts. All executed counterparts and each of them shall be deemed to be one and the same instrument. A complete set of original executed counterparts shall be filed with the Court.

13.13 The terms of this Stipulation shall inure to and be binding upon the Settling Parties and their successors in interest.

13.14 This Stipulation shall not be construed more strictly against one of the Settling Parties then another merely by virtue of the fact that it, or any part of it, may have been prepared by counsel for one of the Settling Parties, it being recognized that it is the result of arm’s-length negotiations.

13.15 The Court shall retain jurisdiction with respect to implementation and enforcement of the terms of this Stipulation, and all Settling Parties hereto submit to the jurisdiction of the Court for purposes of implementing and enforcing the Settlement.

13.16 This Stipulation and the exhibits hereto shall be considered to have been negotiated, executed and delivered, and to be wholly performed, in the State of Texas, and the rights and obligations of the Settling Parties shall be construed and enforced in accordance with, and governed by, the internal, substantive laws of the State of Texas without giving effect to that State’s choice-of-law principles.

13.17 No press announcement, press release, or other public statement concerning the Settlement may be made by Lead Plaintiffs or the Settling Defendants without approval from the other, except as required by the law. The Settling Parties and their counsel agree that they will refrain from disparaging the Settlement or each other with respect to the Action in any press releases or statements to the media, or in any other communications.

IN WITNESS WHEREOF, the parties hereto have caused the Stipulation to be executed, by their duly authorized attorneys, dated December 6, 2007.

SCHIFFRIN BARROWAY TOPAZ & KESSLER, LLP

/s/ Kay E. Sicides
Gregory M. Castaldo, Esq.
Kay E. Sicides, Esq.
Christopher L. Nelson, Esq.
280 King of Prussia Rd.
Radnor, PA 19087
Telephone: (610) 667-7706
Facsimile: (610) 667-7056

FEDERMAN & SHERWOOD

/s/ William B. Federman
William B. Federman, Esq.
Stuart W. Emmons, Esq.
10205 N. Pennsylvania Avenue
Oklahoma City, OK 73120
Telephone: (405) 235-1560
Facsimile: (405)239-2112

Co-Lead Counsel for Lead Plaintiffs

WILSON SONSINI GOODRICH & ROSATI, P.C.

/s/ Rodney G. Strickland, Jr.
Kieth E. Eggleton, Esq.
Rodney G. Strickland, Jr., Esq.
650 Page Mill Road
Palo Alto, CA 94304-1050
Telephone: (650) 493-9300
Facsimile: (650) 493-6811

Clayton Basset-Wall, Esq.
WILSON SONSINI GOODRICH & ROSATI, P.C.
8911 Capital of Texas Highway North
Westech 360, Suite 3350
Austin, TX 78759-8497
Telephone: (512) 338-5400
Facsimile: (512) 338-5499

Attorneys for Settling Defendants Motive, Inc.,
Michael J. Maples, Thomas J. Meredith,
David Sikora, Eric L. Jones,
Michael Lavigna, and John D. Thornton

FULBRIGHT & JAWORSKI L.L.P.

/s/ M. Scott Incerto
M. Scott Incerto, Esq.
600 Congress Avenue, Suite 2400
Austin, TX 78701-2978
Telephone: (512) 474-5201
Facsimile: (512) 536-4598

Harold F. Degenhardt, Esq.
2200 Ross Avenue, Sidle 2800
Dallas, TX 75201-2784
Telephone: (214) 855-8000
Facsimile: (214) 855-8200

Attorneys for Settling Defendant
Scott L. Harmon

AKIN GUMP STRAUSS HAUER & FELD LLP

/s/ Laura Moriaty
Paul R. Bessette, Esq.
Michael J. Biles, Esq.
Laura Moriaty, Esq.
300 West 6th Street, Suite 2100
Austin, TX 78701
Telephone: (512) 499-6200
Facsimile: (512) 499-6290

Attorneys for Settling Defendant
Paul M. Baker and R. Logan Wray